                                                                      EXHIBIT 99

              CHAMPION INTERNATIONAL CORPORATION AND SUBSIDIARIES
                 CONSOLIDATED STATEMENT OF INCOME (Unaudited)
                       (in thousands, except per share)


                                                      Three Months Ended                    Six Months Ended
                                                            June 30,                            June 30,
                                                ------------------------------       -----------------------------
                                                     1995              1994              1995              1994
                                                ------------      ------------       ------------    -------------
Net Sales:
  Paper                                         $  1,526,099      $    981,721       $  2,887,854    $   1,941,729
  Wood Products                                      230,333           260,237            502,602          526,349
                                                ------------      ------------       ------------    -------------
                                                $  1,756,432      $  1,241,958       $  3,390,456    $   2,468,078
                                                ============      ============       ============    =============
Income From Operations:
   Paper  (Note 1)                              $    344,112      $    (38,423)      $    574,226    $     (78,390)
   Wood Products                                      27,831            56,386             76,410          120,669
   General Corporate Expense                         (24,693)          (13,791)           (42,982)         (21,298)
                                                ------------      ------------       ------------    -------------
                                                     347,250             4,172            607,654           20,981

Interest and debt expense                             54,811            58,890            114,528          115,427
Other (income) expense - net  (Note 2)               (11,477)           (8,627)           (31,253)          (8,387)
                                                ------------      ------------       ------------    -------------
Income (Loss) Before Income Taxes                    303,916           (46,091)           524,379          (86,059)

Income Taxes (Benefit)                               116,383           (14,993)           205,621          (23,975)
                                                ------------      ------------       ------------    -------------
Net Income (Loss)                               $    187,533      $    (31,098)      $    318,758    $     (62,084)
                                                ============      ============       ============    =============
Earnings (Loss) Per Common Share:  (Note 3)
   Primary                                      $       1.93      $       (.41)      $       3.27    $        (.82)
                                                ============      ============       ============    =============
   Fully Diluted                                $       1.79      $       (.41)      $       3.04    $        (.82)
                                                ============      ============       ============    =============

- ----------
Note 1: Income from operations - paper for the six months ended June 30, 1995 includes $13 million of non-recurring expenses primarily for the writedown of certain receivables from customers in Mexico and for certain legal contingencies.

Note 2: Other (income) expense - net for the three months and six months ended June 30, 1995 includes non-recurring gains of $39 million and $89 million, respectively, from the sales of certain operations in Canada and non-recurring charges of $32 million and $68 million, respectively, primarily for the writedown of certain U.S. paper and wood products assets.

Note 3: Earnings per share was calculated for each three month and six month period on a stand-alone basis. On June 22, 1995 the company purchased all 7,894,737 shares of Common Stock that were issued on that date upon conversion of the $92.50 Convertible Preference Stock, and on June 30, 1995 the company purchased an additional 2,000,000 shares of Common Stock. As a result of this reduction in the number of shares outstanding, the sum of the earnings per share for the first and second quarters of 1995 does not equal the earnings per share for the first six months of 1995.

              CHAMPION INTERNATIONAL CORPORATION AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEET
                           (in thousands of dollars)


                                                     June 30,            December 31,
                                                       1995                 1994
                                                    (unaudited)
                                                   -----------           -----------
ASSETS:
  Cash and temporary cash investments              $   255,608           $    90,948
  Receivables - net                                    673,511               562,085
  Inventories                                          398,804               441,430
  Prepaid expenses                                      35,268                23,286
  Deferred income taxes                                 61,753                61,032
                                                   -----------           -----------
    Total Current Assets                             1,424,944             1,178,781


Timber and timberlands - net                         1,914,978             1,846,823
Property, plant and equipment - net                  5,498,643             5,602,614
Other assets and deferred charges                      315,497               335,410
                                                   -----------           -----------
    Total Assets                                   $ 9,154,062           $ 8,963,628
                                                   ===========           ===========




LIABILITIES AND SHAREHOLDERS' EQUITY:
  Current installments of long-term debt           $   275,613           $   308,922
  Short-term bank borrowings                           211,903                90,184
  Accounts payable and accrued liabilities             596,247               592,033
  Income taxes                                          89,936                43,273
                                                   -----------           -----------
    Total Current Liabilities                        1,173,699             1,034,412

Long-term debt                                       2,994,790             2,889,252
Other liabilities                                      690,022               670,761
Deferred income taxes                                1,108,457             1,039,927
Minority interest in subsidiaries                       91,459                68,531
Preference stock, $92.50 cumulative series                   -               300,000
Shareholders' Equity                                 3,095,635             2,960,745
                                                   -----------           -----------
    Total Liabilities and Shareholders' Equity     $ 9,154,062           $ 8,963,628
                                                   ===========           ===========